CODE OF ETHICS FOR PRINCIPAL EXECUTIVE AND
SENIOR FINANCIAL OFFICERS ADOPTED PURSUANT TO RULES
PROMULGATED UNDER SECTION 406 OF THE SARBANES-OXLEY ACT OF 2002

I.	Covered Officers/Purpose of the Code

This code of ethics (the “Code”) of Blackstone / GSO Senior Floating Rate Term Fund, Blackstone / GSO Long-Short Credit Income Fund, Blackstone / GSO Strategic Credit Fund and Blackstone / GSO Floating Rate Enhanced Income Fund (the “Funds” and each a “Fund”), applies to each Fund's principal executive officer and principal financial officer (the “Covered Officers”) for the purpose of promoting:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in reports and documents that each Fund files with, or submits to, the Securities and Exchange Commission (“SEC”) and in other public communications made by the Fund;

•	compliance with applicable laws and governmental rules and regulations;

•	the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

•	accountability for adherence to the Code.

Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest.

II.	Covered Officers Should Handle Ethically Actual and Apparent Conflicts of Interest

Overview. A “conflict of interest” occurs when a Covered Officer's private interest interferes with the interests of, or the Covered Officer's service to, the Funds. For example, a conflict of interest would arise if a Covered Officer, or a member of the Covered Officer's family, receives improper personal benefits as a result of the Covered Officer's position with the a Fund.

Certain conflicts of interest arise out of the relationships between Covered Officers and the Funds and already are subject to conflict of interest provisions in the 1940 Act, and the Advisers Act. For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with the Funds because of their status as “affiliated persons” of the Funds. The Funds’ and their investment adviser's compliance programs and procedures are designed to prevent, or identify and correct, violations of these provisions. This Code does not, and is not intended to, repeat or replace these programs and procedures, and such conflicts fall outside of the parameters of this Code. Although typically not presenting an opportunity for improper personal benefit, conflicts arise from, or as a result of, the contractual relationship between the Funds and their investment adviser or a third party service provider of which the Covered Officers are also officers or employees. As a result, this Code recognizes that the Covered Officers will, in the normal course of their duties (whether formally for the Funds or for the Adviser or a third party service provider, or for one or more of them), be involved in establishing policies and implementing decisions that will have different effects on the Adviser, third party service provider and the Funds. The participation of the Covered Officers in such activities is inherent in the contractual relationship between the Funds and the Adviser or third party service provider and is consistent with the performance by the Covered Officers of their duties as officers of the Funds. Thus, if performed in conformity with the provisions of the 1940 Act and the Advisers Act, such activities will be deemed to have been handled ethically. In addition, it is recognized by the Boards that the Covered Officers may also be officers or employees of one or more other investment companies covered by this or other codes.

Other conflicts of interest are covered by the Code, even if such conflicts of interest are not subject to provisions in the 1940 Act and the Advisers Act.

III.	Disclosure and Compliance

•	Each Covered Officer of the Funds should become familiar with the disclosure requirements generally applicable to the Funds;

•	each Covered Officer of the Funds should not knowingly misrepresent, or cause others to misrepresent, facts about the Funds to others, whether within or outside the Funds, including to the Funds’ Trustees and auditors, and to governmental regulators and self-regulatory organizations;

•	each Covered Officer of the Funds should, to the extent appropriate within the Covered Officer's area of responsibility, consult with other officers and employees of the Funds and its investment adviser with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents each Fund files with, or submits to, the SEC and in other public communications made by the Funds; and

•	it is the responsibility of each Covered Officer to promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

IV.	Reporting and Accountability

Each Covered Officer of the Funds must:

•	upon adoption of the Code (or thereafter as applicable, upon becoming a Covered Officer), affirm in writing to the Boards that the Covered Officer has received, read and understands the Code;

•	annually thereafter affirm to the Boards that the Covered Officer has complied with the requirements of the Code;

•	not retaliate against any other Covered Officer or any employee of the Funds or its affiliated persons for reports of potential violations that are made in good faith; and

•	notify the Chief Compliance Officer of the Funds promptly if the Covered Officer knows of any violation of this Code. Failure to do so is itself a violation of this Code.

The Chief Compliance Officer of the Funds is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation. The Chief Compliance Officer of the Funds is authorized to consult, as appropriate, with counsel to the Funds and counsel to the Trustees of the Funds who are not “interested persons,” as defined by Section 2(a)(19) of the 1940 Act, of the Funds (the “Independent Trustees”), and is encouraged to do so. However, any approvals or waivers1 will be considered by Independent Trustees.

The Funds will follow these procedures in investigating and enforcing this Code:

•	the Chief Compliance Officer will take all appropriate action to investigate any reported potential violations;

•	if, after such investigation, the Chief Compliance Officer believes that no violation has occurred, the Chief Compliance Officer is not required to take any further action;

•	any matter that the Chief Compliance Officer believes is a violation will be reported to the Independent Trustees;

•	if the Independent Trustees concur that a violation has occurred, it will inform and make a recommendation to the Board, which will consider appropriate action, which may include review of, and appropriate modifications to, applicable policies and procedures; notification to appropriate personnel Adviser or Board; or a recommendation to dismiss the Covered Officer; and

•	any changes to or waivers of this Code will, to the extent required, be disclosed as provided by SEC rules.

V.	Other Policies and Procedures

This Code shall be the sole code of ethics adopted by the Funds for purposes of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules and forms applicable to registered investment companies thereunder. Insofar as other policies or procedures of the Funds, the Adviser, principal underwriter (if applicable), or other service providers govern or purport to govern the behavior or activities of the Covered Officers who are subject to this Code, they are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code. The codes of ethics under Rule 17j-1 under the 1940 Act of the Funds, the Adviser and principal underwriter are separate requirements applying to the Covered Officers and others, and are not part of this Code.

[1]	For this purpose, the term “waiver” includes the approval by the Fund of a material departure from a provision of the Code or the Fund's failure to take action within a reasonable period of time regarding a material departure from a provision of the Code that has been made known to Fund management.

VI.	Amendments

Any amendments to this Code, other than amendments to Attachments A or B, must be approved or ratified by a majority vote of the Board, including a majority of the Independent Trustees.

VII.	Confidentiality

All reports and records relating to the Funds prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the Adviser or the Boards, counsel to the Funds and counsel to the Independent Trustees.

VIII.	Internal Use

The Code is intended solely for the internal use by the Funds and does not constitute an admission, by or on behalf of any Fund, as to any fact, circumstance, or legal conclusion.